                                                                EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement, relating to the registration of 3,297,882 shares of common stock of Beacon Properties Corporation (the "Company") on Form S-3, of our reports dated January 17, 1996 (except for Note 19 for which the date is February 15, 1996), appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 on our audits of the consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended
December 31, 1995 and for the period May 26, 1994 to December 31, 1994, the combined statements of operations, owners' equity (deficit) and cash flows of The Beacon Group, predecessor to the Company, for the period January 1, 1994 to May 25, 1994 and for the year ended December 31, 1993, and the related financial statement schedules of the Company as of December 31, 1995. We also consent to the incorporation by reference of our report dated February 14, 1996, on our audit of the statement of excess of revenues over specific operating expenses for Perimeter Center, Atlanta, Georgia for the year ended December 31, 1995, which report was filed with the Securities and Exchange Commission on February 20, 1996 on Form 8-K of the Company.

We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.



                                                COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
June 11, 1996